UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 30, 2015

AllDigital Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-141676	20-5354797
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

6 Hughes, Suite 200, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

(949) 250-7340

Registrant’s Telephone Number, Including Area Code:

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Securities Purchase Agreement and Security Agreement

On April 23, 2015, AllDigital Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement with Philip N. Kaplan pursuant to which the Company issued and sold an aggregate of $150,000 in principal of its 5% Senior Secured Convertible Notes (the “Notes”) to Mr. Kaplan for an aggregate purchase price of $150,000. On April 30, 2015, the Company entered into a Securities Purchase Agreement with Morris Cottle, Trustee of the Ralph Wanger 2001 Family Irrevocable Perpetuities Trust (the “Wanger Trust”), pursuant to which the Company issued and sold an aggregate of $100,000 in principal of its Notes to the Wanger Trust for an aggregate purchase price of $100,000. Morris Cottle, in his capacity as trustee of the Wanger Trust, has sole voting and dispositive power over the securities held by the Wanger Trust. In connection with the sale of the Notes, Mr. Kaplan and the Wanger Trust became parties to a Security Agreement between certain holders of the Notes and Richard P. Stevens, II, as collateral agent (“Security Agreement”). The aggregate gross proceeds of $250,000, less expenses, have been allocated to general corporate purposes.

The Notes are convertible into an aggregate of up to 1,666,667 shares of the Company’s common stock. The Notes have a maturity date of December 31, 2016 (“Maturity Date”). The Notes will bear interest at the rate of five percent (5%) per annum payable quarterly on the fifth (5th) day after the last business day of each calendar quarter. After the Maturity Date, and until the outstanding principal and accrued interest on the Notes has been paid, the Notes will bear interest at a rate of 1.0% per month. The outstanding principal under the Notes is convertible at any time prior to repayment, in whole or in part, into shares of the Company’s common stock at a conversion price of $0.15 per share, subject to adjustment for stock splits, stock dividends and recapitalizations. All accrued interest on the Notes shall be paid in cash upon any conversion of the Notes. The Notes are secured under the terms of the Security Agreement by a first priority lien on all of the Company’s tangible and intangible assets.

The issuance and sale of the Notes were made in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, among others, as transactions not involving a public offering. This exemption was claimed on the basis that these transactions did not involve any public offering and the purchasers in each offering were accredited or sophisticated and had sufficient access to the kind of information registration would provide. In each case, appropriate investment representations were obtained and the Notes were and the certificates evidencing any shares which may be issued upon conversion of the Notes will be issued with restrictive legends. Each of the investors were given adequate access to sufficient information about the Company to make an informed investment decision.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mark Walsh and David Williams resigned as members of the board of directors (the “Board”) of the Company effective April 30, 2015. In connection with their resignation, on April 30, 2015, Mr. Walsh and Mr. Williams were granted stock options to purchase 50,000 shares of the Company’s common stock at an exercise price equal to $0.08 per share, which vested immediately upon grant. These stock options will terminate on April 30, 2016. In addition, the outstanding stock options granted to Mr. Walsh and Mr. Williams prior to April 30, 2015 (“Existing Stock Options”) were amended to extend the termination of the Existing Stock Options upon termination of each optionees service to the Company from 90 days after such termination to 12 months after such termination.

On April 30, 2015, Philip N. Kaplan and Leonard Wanger were appointed as members of the Board. Mr. Kaplan was also appointed as Chairman of the Board. Both Mr. Kaplan and Mr. Wanger were also appointed to a newly created audit committee of the Board.

In connection with Mr. Kaplan and Mr. Wanger’s appointments, both Mr. Kaplan and Mr. Wanger were each granted, pursuant to the Company’s Director Compensation Plan and the Company’s Amended and Restated 2011 Stock Incentive Plan, stock options to purchase 50,000 shares of the Company’s common stock at an exercise price equal to $0.08 per share which vest over a period of 4 years, with 1/4th of the shares of the Company’s common stock underlying the stock options vesting on the one year anniversary of the grant and 1/36th of the remaining options vesting over the succeeding three year period. The options have a term of ten years.

The information set forth above under the heading “Securities Purchase Agreement and Security Agreement” in Item 3.02 of this report is hereby incorporated by reference.

Item 8.01 Other Events.

On April 30, 2015, the Company issued a press release announcing the resignations of Mark Walsh and David Williams and the appointments of Philip N. Kaplan and Leonard Wanger as members of the Board as described in Item 5.02, above. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated April 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 06, 2015	ALLDIGITAL HOLDINGS, INC.
a Nevada corporation

	By:	/s/ Michael Linos
	Name:	Michael Linos
	Title:	President and Chief Executive Officer